Exhibit 3.1

Pixie Dust Technologies, Inc.

Articles of Incorporation

Chapter I General Provisions

Article 1 (Company Name)

The company name of this company is “Pixie Dust Technologies Kabushiki Kaisha”, which is expressed in English as “Pixie Dust Technologies, Inc” (hereinafter referred to as the “Company”).

Article 2 (Purposes)

The purposes of the Company are to engage in the following businesses:

(1)

research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to control of wave motion, including sound, light, and electromagnetic wave;

(2)	research and development, design, manufacturing, sale, import, export and provision of service contributing to overcoming physical difficulty or promoting diversity;

(3)	research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to medical, nursing, welfare and health care;

(4)

research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to energy conservation contributing to sustainable development and greenhouse gas mitigation, etc.;

(5)	research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to spatial perception and spatial control;

(6)	research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to technology of digital fabrication;

(7)	research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to in relation to technology of artificial intelligence;

(8)

research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to in relation to plants and animals, agriculture and livestock industry;

(9)

research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to any type of technology contributing to resolve social issue or arising out of academic research;

(10)	research and development, design, manufacturing, sale, import, export and provision of service of software and hardware in relation to any other type of technology;

(11)	research and development, design, manufacturing, sale, import, export and provision of service of textile products, paper products, woodworking products, daily use products, food, and toys;

(12)	provision, consulting, and consortium operation of primary information and others on technological information, technological knowledge, and social issue;

(13)

acquisition, development of methods of use, license for performance/use, management, and transfer of copyrights, related rights, patent rights, utility model rights, design patent rights, trademark rights, know-hows, and other intellectual property rights, and intermediation thereof;

(14)	planning, production, sale, and provision of service of publication, including book, magazine, and sheet music, and art work;

(15)	planning, production, and sale on the Internet, and any service incidental to the Internet;

(16)	service of information processing and service of information provision;

(17)	purchase and sale, lease, intermediation, and management of real property;

(18)	business of lease and business of rental;

(19)	research and development, design, manufacturing, sale, import, export and provision of service of medical device;

(20)

research and development, design, manufacturing, sale, import, export of pharmaceutical, quasi-pharmaceutical product, pharmaceutical for animal, medical device for animal, industrial chemical product and measuring instrument, and management of pharmacy and clinic;

(21)	sale, import, export and provision of service of dietary supplement to provide vitamins, minerals, proteins or amino acids, fats, and carbohydrates, etc.;

(22)	research and development, design, manufacturing, sale, import, export and provision of service of social welfare equipment;

(23)	investment to persons working on any of the foregoing businesses;

(24)	management support to any of the foregoing businesses;

(25)	any and all business incidental and related to the above; and

(26)	Any and all other business.

Article 3 (Location of Head Office)

The Company shall have its head office in Chuo-ku, Tokyo.

Article 4 (Organizational Bodies)

The Company shall have the following organizational bodies in addition to meetings of the shareholders and directors:

(1)	Board of directors;

(2)	Corporate auditors;

(3)	Board of corporate auditors; and

(4)	Financial auditor.

Article 5 (Method for Public Notice)

Public notices by the Company shall be published in a form of electronic public notice, provided, however, that in the event that the Company is unable to publish public notices in an electronic form due to accidents or any other unavoidable events, the public notices shall be published in the Japanese Official Gazette (Kampo).

Chapter II Shares

Article 6 (Total Numbers of Shares Issuable)

The total number of shares issuable by the Company shall be eighty-six thousand nine hundred four (86,904) shares.

Article 7 (No Issuance of Share Certificate)

No share certificate shall be issued for shares of the Company.

Article 8 (Shareholder Registry Administrator)

1.	The Company shall have a shareholder registry administrator.

2.	The shareholder registry administrator and the administrator’s office shall be determined by a resolution of the board of directors.

3.

Preparation and maintenance of the Company’s shareholder registry and share option rights registry and other affairs related to the Company’s shareholder registry and share option rights registry shall be entrusted to the shareholder registry administrator and shall not be handled by the Company.

Article 9 (Rules on Handling of Shares)

The method and fees for handling shares of the Company shall be governed by the internal rules on the handling of the shares established by the board of directors, in addition to laws and regulations and these Articles of Incorporation.

Chapter III Meeting of Shareholders

Article 10 (Convocation)

The Company shall convene an annual meeting of the shareholders within three (3) months of the last day of each fiscal year, and an extraordinary meeting of the shareholders, as and when required.

Article 11 (Record Date for Annual Shareholders Meetings)

The record date for voting rights at an annual meeting of the shareholders shall be April 30 of each year.

Article 12 (Convener and Chairperson)

1.	A CEO shall convene a meeting of the shareholders and shall act as the chairman therein, unless otherwise specifically stipulated in laws and regulations.

2.

If the CEO is unable to so convene or act due to accidents, other directors shall act in place of the CEO, in accordance with the order decided upon in advance by a resolution of the board of directors.

Article 13 (Resolution Method)

1.

Unless otherwise specifically provided by laws and regulations or these Articles of Incorporation, resolutions at a meeting of the shareholders shall be passed by a majority of the votes of shareholders present at the meeting, who are entitled to exercise the votes.

2.

Resolutions set forth in Article 309, Paragraph 2 of the Companies Act shall be passed at a meeting of the shareholders by two-thirds or more of the votes of shareholders present at the meeting, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their votes.

Article 14 (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise voting rights by authorizing another shareholder who has voting rights in the Company as proxy.

2.	The shareholder or proxy shall present to the Company a document evidencing the authority for each meeting of the shareholders.

Chapter IV Directors and Board of Directors

Article 15 (Numbers of Directors)

The number of directors of the Company shall be ten (10) or fewer.

Article 16 (Election of Directors)

1.	A director of the Company shall be elected at a meeting of the shareholders.

2.

The election of directors shall be made by a resolution passed by a majority of the votes of shareholders present at a meeting of the shareholders, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their voting rights at the meeting.

3.	No cumulative voting shall be used for a resolution for the election of directors.

Article 17 (Term of Office of Directors)

1.	The term of office of a director shall be until the conclusion of the annual meeting of the shareholders for the last fiscal year ending in two (2) years of the election.

2.

The term of office of a director who is elected as an additional director or elected to fill a vacancy shall be the same as the remining term of the other incumbent directors or the remaining term of his or her predecessor.

Article 18 (Representative Directors and Executive Directors)

1.	The board of directors shall elect a representative director(s) by a resolution of the board of directors.

2.

The board of directors may elect one (1) CEO (torishimariyaku shacho), and may elect a small number of each executive chairman(s) (torishimariyaku kaicho), vice-president(s) (torishimariyaku fukushacho), senior managing director(s) (senmu torishimariyaku), and managing director(s) (jomu torishimariyaku).

Article 19 (Convener and Chairperson of Meetings of Board of Directors)

1.	A CEO shall convene a meeting of the board of directors and shall act as the chairperson of the meetings, unless otherwise specifically stipulated in laws and regulations.

2.

If the CEO is unable to so convene or act due to accidents, other directors shall act in place of the CEO, in accordance with the order decided upon in advance by a resolution of the board of directors.

Article 20 (Convocation Notice of Meetings of Board of Directors)

1.

A notice to convene a meeting of the board of directors shall be given to each director and corporate auditor at least three (3) days before the date set for the meeting, provided, however, in case of emergency, such period may be shortened.

2.	A meeting of the board of directors may be held without the convocation procedures if all directors and corporate auditors give consent.

Article 21 (Resolution Method of Board of Directors)

The resolutions at a meeting of the board of directors shall be passed by a majority of the votes of directors present at the meeting, who are entitled to participate in resolutions.

Article 22 (Waiver of Resolution of Board of Directors)

The Company may deem that a resolution was passed where the requirements under Article 370 of the Companies Act are satisfied.

Article 23 (Rules Concerning Board of Directors)

Any matter related to the board of directors shall be governed by the internal rules concerning the board of directors established by the board of directors.

Article 24 (Directors’ Remuneration, etc.)

Any remuneration, bonus and other financial benefit (hereinafter referred to as the “Remuneration, etc.”) to be received by directors as consideration for performance of their duties from the Company shall be determined by a resolution at a meeting of the shareholders.

Article 25 (Directors Liability Exemption)

1.

Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may exempt directors (including former directors) from their liabilities for loss or damage arising from their misconducts to the extent permitted by laws and regulations.

2.

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with directors (excluding executive directors, etc.) to limit their liabilities for damage arising from their misconducts, provided, however, that the maximum amount that the Company may limit under such agreement shall be the minimum liability amount stipulated in the laws and regulations.

Chapter V Corporate Auditors and Board of Corporate Auditors

Article 26 (Number of Corporate Auditors)

The number of corporate auditors of the Company shall be three (3) or fewer.

Article 27 (Election of Corporate Auditors)

The election of corporate auditors shall be made by a resolution passed by a majority of the votes by shareholders present at a meeting of the shareholders, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their votes at the meeting.

Article 28 (Term of Office of Corporate Auditors)

1.	The term of office of a corporate auditor shall be until the conclusion of the annual meeting of the shareholders for the last fiscal year ending within four (4) years of the election.

2.	The term of office of a corporate auditor who is elected to fill a vacancy shall be the same as the remaining term of his or her predecessor.

3.	A resolution for election of an alternate auditor shall be effective until commencement of the annual meeting of the shareholders for the last fiscal year ending within four (4) years of the election.

Article 29 (Full-Time Corporate Auditor)

The board of corporate auditors shall elect full-time corporate auditor(s) by its resolution.

Article 30 (Convocation Notice of Meetings of Board of Corporate Auditors)

1.

A notice to convene a meeting of the board of corporate auditors shall be given to each corporate auditor at least three (3) days before the date set for the meeting, provided, however, that in case of emergency, such period may be shortened.

2.	A meeting of the board of corporate auditors may be held without the convocation procedures if all corporate auditors give consent.

Article 31 (Resolution Method of Board of Corporate auditors)

Unless otherwise specifically provided by laws and regulations, the resolutions at a meeting of the board of corporate auditors shall be passed by a majority of the votes of corporate auditors.

Article 32 (Rules Concerning the Board of Corporate Auditors)

Any matter related to the board of corporate auditors shall be governed by internal rules concerning the board of corporate auditors established by the board of corporate auditors as well as laws, regulations, and these Articles of Incorporation.

Article 33 (Remuneration, etc.)

The Remuneration, etc. of corporate auditors shall be determined by a resolution at a meeting of the shareholders.

Article 34 (Corporate Auditors Liability Exemption)

1.

Only if corporate auditors are both in good faith and without gross negligence with respect to liabilities of the corporate auditors (including former corporate auditors) under Article 423, Paragraph 1 of the Companies Act, the Company may exempt such corporate auditors from their liabilities by a resolution of the board of directors to the extent permitted by laws and regulations.

2.

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with corporate auditors to limit their liabilities for damage arising from their misconducts, provided, however, that the maximum amount that the Company may limit under such agreement shall be the amount stipulated in laws and regulations.

Chapter VI Financial Auditor

Article 35 (Election of Financial Auditor)

1.	Financial auditor shall be elected by a resolution at a meeting of the shareholders.

2.

The election of the financial auditor of the Company shall be made by a resolution passed by a majority of the votes of the shareholders present at a meeting of the shareholders, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their votes at the meeting.

Article 36 (Term of Office)

1.	The term of office of the financial auditor shall be until the conclusion of the annual meeting of the shareholders for the last fiscal year ending within one (1) year of the election.

2.	Unless otherwise specifically resolved at the foregoing annual meeting of the shareholders, the financial auditor shall be deemed reelected at such annual meeting of the shareholders.

Article 37 (Remuneration, etc.)

The Remuneration, etc. of the financial auditor shall be determined by the CEO with consent from the board of corporate auditors.

Article 38 (Financial Auditor Liability Exemption)

Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may exempt financial auditors (including former financial auditors) from their liabilities for loss or damage arising from their misconducts to the extent permitted by laws and regulations.

Chapter VII Accounts

Article 39 (Fiscal Year)

The Company’s fiscal year shall be a period of one year from May 1 of each year to April 30 of the following year.

Article 40 (Record Date for Dividends from Surplus)

1.	The record date for year-end dividends of the Company shall be April 30 of each year.

2.	In addition to the preceding paragraph, the Company may distribute surplus by setting a record date.

Article 41 (Interim Dividends)

The Company may distribute interim dividends to shareholders or registered pledgee of shares by a resolution of the board of directors with October 30 every year as the record date.

Article 42 (Statute of Limitations on Dividends)

If amounts concerning the dividend are not received after three (3) full years have passed since the date on which the payment of such dividend was attempted, the Company shall be released from its obligation to pay such dividend.

(Supplementary Provision)

Article 1

The deletions of Article 7 (Restriction of Share Transfer), Article 8 (Claim to heirs, etc. for sale) and Article 10 (Grant of Rights to Receive an Allotment of Shares) as provided for in this Articles of Incorporation before amendment shall be effective upon the date of the public filing of the Company’s registration statement for listing submitted with the U.S. Securities and Exchange Commission (hereinafter referred to as the “SEC”) as determined by the board of directors (hereinafter referred to as the “Public Filing Date”) after the confidential filing of such registration statement with the SEC. The deletions shall become effective at midnight Japan time on the Public Filing Date determined by the board of directors, regardless of the time when the Company actually files the public filing in the U.S. on the New York City time basis. This article shall be deleted after the effective date of this provision.

Article 2

The change to Article 3 (Location of Head Office) shall be effective on the date of relocation of head office as determined by the board of directors to be held by the end of October 2023. This article shall be deleted after the effective date of this provision.

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